Media Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com

KCS Changes Location of its Fourth Quarter and
Year-End 2005 Financial Results Presentation

Kansas City, Mo, January 30, 2006. The Kansas City Southern (KCS) (NYSE:KSU) has changed the location of its fourth quarter and 2005 year-end financial presentation. The new location will be:

277 Park Avenue, 17th Floor, New York, New York. The date and time remain the same: Thursday, February 2nd at 1:00 p.m. Eastern Time. A buffet lunch will be available at 12:30 p.m.

Shareholders and interested parties who are not able to attend in person are invited to listen to the presentation via telephone. To listen, please call (800) 955-1795 (U.S. and Canada) or (706) 643-0096 (International). The conference I.D. is 3564434. The accompanying slides to the presentation will be available on the KCS website, www.kcsi.com on February 2, immediately prior to the presentation.

A replay of the presentation will be available by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and entering the conference I.D.: 3564434. The replay will be available until February 9, 2006.

KCS will release its fourth quarter financial results on Thursday, February 2, 2006 before the opening of trading on the New York Stock Exchange.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de México, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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